Exhibit 99.1

For:

Nobel Learning Communities, Inc.

Tom Frank

Chief Financial Officer

484-947-2000

FOR IMMEDIATE RELEASE

Nobel Learning Communities, Inc. Announces

Closing of Merger

WEST CHESTER, PA. – August 9, 2011 – Nobel Learning Communities, Inc. (NASDAQ: NLCI) (“Nobel Learning” or the “Company”), a leading operator of private preschools, elementary schools, middle schools and K-12 online distance learning, today announced that the previously announced acquisition of the Company by an affiliate of Leeds Equity Partners (“Leeds Equity”) has been consummated. As a result of the consummation of the acquisition, the Company’s common stock will no longer be publicly traded on the NASDAQ Global Market.

The acquisition was approved by the Company’s stockholders on August 2, 2011. The Company’s Stockholders will receive $11.75 in cash, without interest, for each share of the Company’s common stock that they owned (other than for shares of Common Stock held by Stockholders who have properly demanded appraisal rights under Delaware law). The Company also purchased all options outstanding under the 1995 Stock Incentive Plan and our 2004 Omnibus Incentive Equity Compensation Plan that were tendered in connection with the consummation of the acquisition.

About Nobel Learning

Nobel Learning operates a national network of over 180 nonsectarian private Pre-K and K+ schools and a global K-12 online distance learning community. All Nobel Learning schools are dedicated to providing a high-quality private education, through small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone® summer program, learning support programs, and specialty schools. For additional information, please visit www.NobelLearning.com.

About Leeds Equity

Leeds Equity is a New York-based private equity firm focused exclusively on investing in the education, training and information services industries. The firm was founded by Jeffrey T. Leeds and Robert A. Bernstein in 1993 and has raised and managed over $1.1 billion of capital across five funds.

The Board of Advisors of Leeds Equity includes, among others, General Colin L. Powell, former Secretary of State, National Security Advisor, and Chairman of the Joint Chiefs of Staff; Dr. Barry A. Munitz, former Chancellor of the California State University school system and CEO of the J. Paul Getty Trust; Thomas F. (“Mack”) McLarty III, President of McLarty Associates and former White House Chief of Staff under President William J. Clinton; Dr. Rod R. Paige, former Secretary of Education under President George W. Bush; Richard W. Riley, former Secretary of Education under President William J. Clinton and two-term Governor of South Carolina; Tim J. Fitzpatrick, the former CEO of Sallie Mae Corporation; and Timothy P. Shriver, Chairman of the Board of the Special Olympics.

For additional information on Leeds Equity, please visit www.leedsequity.com.

The Company’s logo and product names are also trademarks or registered trademarks of Nobel Learning Communities, Inc. Other product and brand names are trademarks of their respective owners.